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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         CALLISTO PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                  13-3894575
  (State of incorporation)              (I.R.S. Employer Identification No.)

                        420 LEXINGTON AVENUE, SUITE 1609
                            NEW YORK, NEW YORK 10170
                                  212-297-0010
          (Address and telephone number of principal executive offices)
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         If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

         If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

         Securities Act registration file number to which this form relates (if applicable).

Securities to be registered pursuant to Section 12(b) of the Act:

   Title of each class            Name of each exchange on which
   to be so registered            each class is to be registered

Common Stock,
$.0001 par value                       American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:  None



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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         This registration statement relates to the common stock, par value $0.0001 per share ("Common Stock"), of Callisto Pharmaceuticals, Inc., a Delaware corporation (the "Company") which is to be registered pursuant to
Section 12(b) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and listed on the American Stock Exchange under the symbol "KAL." Listing on the American Stock Exchange is expected to commence Monday, October 25, 2004. The shares are currently quoted on the OTC Bulletin Board under the symbol "CLSP." Our common stock is expected to cease to be quoted on the OTC Bulletin Board at the close of business on October 22, 2004.

         The Company is authorized to issue up to 75,000,000 shares of common stock, par value $.0001 per share (the "Common Stock"), of which 29,175,102 shares are issued and outstanding as of October 21, 2004. The Company is also authorized to issue up to 20,000,000 shares of preferred stock, par value $.0001 per share (the "Preferred Stock"), none of which is issued and outstanding as of October 21, 2004.

         COMMON STOCK

         Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Holders of Common Stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon the Company's liquidation, dissolution or winding up, the holders of Common Stock are entitled to receive ratably net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which the Company may designate and issue in the future without further stockholder approval.

         PREFERRED STOCK

         Under the terms of our certificate of incorporation, our board of directors is authorized to designate and issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

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         o        restricting dividends on the common stock;

         o        diluting the voting power of the common stock;

         o        impairing the liquidation rights of the common stock; and

         o        delaying or preventing a change in control of our company.


         We have no present plans to issue any shares of preferred stock.

         DELAWARE ANTI-TAKEOVER LAW AND CHARTER AND BY-LAW PROVISIONS

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction by which the person became an interested stockholder is approved by the corporation's board of directors and/or stockholders in a prescribed manner or the person owns at least 85% of the corporation's outstanding voting stock after giving effect to the transaction in which the person became an interested stockholder. The term "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. A Delaware corporation may "opt out" from the application of Section 203 through a provision in its certificate of incorporation or by-laws. We have not "opted out" from the application of
Section 203.

         The foregoing provisions of Section 203 of the Delaware General Corporation Law could have the effect of delaying, deferring or preventing a change of control of our company.

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of a director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derives an improper personal benefit. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of directors' liability, then the liability of our directors will automatically be limited to the fullest extent provided by law. Our certificate of incorporation and by-laws also contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from our directors and officers. We believe that these provisions in our certificate of incorporation and by-laws are necessary to attract and retain qualified persons as directors and officers.


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         TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is StockTrans, Inc.

ITEM 2. EXHIBITS.

EXHIBIT
NUMBER   DESCRIPTION

4.1 Certificate of Incorporation of Callisto Pharmaceuticals, Inc. filed with the Delaware Secretary of State on May 8, 2003 (incorporated by reference from Exhibit 99.1 to Form 8-K filed on May 28, 2003).

4.2 Bylaws of Callisto Pharmaceuticals, Inc. (incorporated by reference from Exhibit 99.2 to Form 8-K filed on May 28, 2003).

4.3      Specimen Common Stock Certificate (incorporated by reference from
         Exhibit 4.1 to Form 8-K filed on May 28, 2003).


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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                         Callisto Pharmaceuticals, Inc.


Date:  October 21, 2004                  By: /s/ Gary S. Jacob
                                             -----------------
                                             Gary S. Jacob
                                             Chief Executive Officer









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